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                                                                   EXHIBIT 99(b)

                       VALUE CITY DEPARTMENT STORES, INC.
                              3241 Westerville Road
                              Columbus, Ohio 43224
                                  614-478-2300

                                                                 October 8, 2003

To the Shareholders of
Value City Department Stores, Inc.

         On July 23, 2002, the Board of Directors of Value City Department Stores, Inc. (the "Company") approved a plan for reorganizing the corporate structure of the Company into a holding company organizational structure (the "Reorganization"). The Reorganization was approved by the shareholders of the Company at the annual meeting of shareholders held on September 26, 2002. The Reorganization was accomplished on October 8, 2003.

         It is anticipated that the Reorganization will substantially streamline the administration and operation of the Company's business units. The name of the new holding company is Retail Ventures, Inc. ("RVI"). The Company, along with its operating subsidiaries, are now subsidiaries of RVI. RVI has substantially the same officers and directors that the Company had prior to the Reorganization.

         The outstanding shares of common stock of the Company ("Old Shares") have automatically converted on a share-for-share, tax free basis into shares of RVI ("New Shares"). The New Shares have the same rights and terms as the Old Shares and are now being traded on the New York Stock Exchange under the symbol "RVI."

         In order to avoid any delay when you wish to transfer your shares, you should take steps now to exchange your Old Shares for certificates representing New Shares. To exchange your Old Shares, your stock certificate(s), together with the enclosed Letter of Transmittal, must be hand delivered or mailed to National City Bank. It is recommended that, if mailed, certificates be sent by registered mail, properly insured, with return receipt requested.

         Please read carefully all instructions contained in the Letter of Transmittal and make certain that the Letter is completed, dated and signed. Your stock certificate(s) need not be endorsed or accompanied by separate stock powers unless a certificate is registered in a name other than that of the person surrendering the certificate, or the person surrendering the certificate completes the Special Exchange Instructions or Special Delivery Instructions in the Letter of Transmittal. Should you have any questions as to how to complete the Letter of Transmittal, you can contact National City Bank at 800-622-6757.

                                           Sincerely,

                                           John C. Rossler
                                           President and Chief Executive Officer